UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 25, 2007

ACTUANT CORPORATION

(Exact name of Registrant as specified in its charter)

Wisconsin	1-11288	39-0168610
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13000 W. Silver Spring Drive

Butler, WI 53007

Mailing address: P.O. Box 3241, Milwaukee, Wisconsin 53201

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (414) 352-4160

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2007, Actuant Corporation (the “Company”) entered into a Retention Agreement (the “Agreement”) with William Blackmore, the Company’s Executive Vice President and Global Engineered Solutions Leader. Pursuant to the terms of the Agreement, Mr. Blackmore will continue to be employed by the Company through at least December 31, 2009 (the “Time Period”). Mr. Blackmore’s base salary, bonus target and participation in the Company’s benefit programs will remain unchanged.

The Agreement also amended the existing Change in Control Agreement between the Company and Mr. Blackmore to provide that he will be entitled to certain payments and benefits if he terminates his employment for good reason within six months prior to a change in control, in addition to already being entitled to such payments if his employment is terminated by the Company without cause during that period.

If Mr. Blackmore resigns for good reason or is terminated by the Company without cause, he will be entitled to his base salary and associated benefits for one year from his termination or resignation, or his base salary and associated benefits through December 31, 2009, whichever period is longer. The vesting of all options previously granted to him will be accelerated under these circumstances to the extent they would otherwise vest if he remained employed until December 31, 2009. The options would remain exercisable until December 31, 2010. If Mr. Blackmore leaves the Company before December 31, 2009 other than for good reason, or if the Company terminates him for cause, he will not be entitled to any further compensation beyond his base salary through his last day of employment.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
10.1	Retention Agreement, dated June 25, 2007, by and between the Company and William Blackmore.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ACTUANT CORPORATION

(Registrant)

Date: June 27, 2007	By: /s/ Andrew G. Lampereur

Andrew G. Lampereur

Executive Vice President and

Chief Financial Officer

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